Exhibit (a)(1)(F)
FORMS OF CONFIRMATION E-MAILS
Confirmation E-mail to Employees who Elect to Participate in the
Offer to Amend the Exercise Price of Certain Options
     Nabors has received your Election Agreement by which you elected to have all of your outstanding Eligible Options amended in accordance with the terms of the Offer to Amend.
     If you change your mind, you may withdraw your election as to all of your Eligible Options by using the “Reject” button in the email from Lisa Wysocki, Stock Plan Administrator, dated November 29, 2007. Alternatively, although we strongly prefer that you submit your withdrawal in this manner, you may submit a properly completed and signed Election Agreement (including both the intranet page containing the Addendum and the Election Agreement Terms and Conditions) by mail, e-mail or fax, in accordance with the instructions in the Offer to Amend. You may mail, e-mail or fax your Election Agreement to: Lisa Wysocki, Stock Plan Administrator, Nabors Corporate Services, Inc., 515 W. Greens Road, Suite 1200, Houston, Texas 77067, Lisa.Wysocki@nabors.com, fax number: 281-775-4349. If you are unable to print your Election Agreement from e-mail, you may contact Lisa Wysocki via e-mail to have your Election Agreement mailed to you. Only new Election Agreements that are complete, submitted and actually received by Nabors through the voting button method or by mail, e-mail or fax no later than 12:00 midnight, Eastern Time, on December 28, 2007 (unless the offer is extended) will be accepted; postmark by this date is not sufficient. Election Agreements submitted by hand delivery are not permitted.
     If you have questions concerning the submission of your Election Agreement, please contact Lisa Wysocki via e-mail. Please note that Nabors’ receipt of your election agreement is not by itself an acceptance of your Eligible Options for amendment. Subject to the terms and conditions of the offer, immediately following the expiration of the offer, we will accept all Eligible Options for amendment with respect to which a proper election to participate in the offer has been made by an eligible employee.
Confirmation E-mail to Employees who Withdraw their Election of Participation in the
Offer to Amend the Exercise Price of Certain Stock Options
     Nabors has received your new Election Agreement by which you rejected Nabors’ offer to amend all of your outstanding Eligible Options.
     As outlined in the e-mail from Lisa Wysocki dated November 29, 2007, and in the documents included with that e-mail, Internal Revenue Code Section 409A imposes certain adverse personal tax consequences to employees subject to taxation in the U.S. on certain stock options that were granted at a discount from the fair market value (“discount options”). With respect to U.S. taxpayers, the adverse personal tax consequences only apply to discount options which vest after December 31, 2004. For U.S. taxpayers, these tax consequences may include income tax at vesting (whether shares are sold or not), an additional 20% federal tax and interest charges, and may also include substantial related state tax penalties.

     If you change your mind, you may elect to accept the offer with respect to all of your Eligible Options by completing and submitting a new Election Agreement and submitting it via e-mail by selecting the “Approve” button. Alternatively, although we strongly prefer that you submit your Election Agreement online, you may submit a properly completed and signed Election Agreement in paper form by mail or fax, in accordance with the instructions in the Offer to Amend. You may mail, e-mail or fax your form Election Agreement to: Lisa Wysocki, Stock Plan Administrator, Nabors Corporate Services, Inc., 515 W. Greens Road, Suite 1200, Houston, Texas 77067, Lisa.Wysocki@nabors.com, fax number: 281-775-4349. If you are unable to print your Election Agreement, you may contact Lisa Wysocki to have your Election Agreement mailed to you.
     Only new elections that are complete, submitted and actually received by Nabors through the voting button method or by mail, e-mail or fax no later than 12:00 midnight, Eastern Time, on December 28, 2007 (unless the offer is extended) will be accepted; postmark by this date is not sufficient. Election Agreements submitted by hand delivery are not permitted. If you have questions concerning the submission of your form, please e-mail Lisa Wysocki.